Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED DECEMBER 31, 2019

Fourth Quarter Highlights

•Formed joint ventures that acquired $309.1 million in unpaid principal balance (“UPB”) of mortgage loans with collateral values of $528.9 million and retained $60.3 million of varying classes of related securities issued by the joint ventures in December 2019
•Purchased $6.2 million of re-performing mortgage loans ("RPLs") and $5.7 million of non-performing mortgage loans ("NPLs") with UPB of $6.9 million and $6.7 million, respectively, and underlying collateral values of $10.2 million and $9.2 million, respectively; and originated $0.6 million of small-balance commercial mortgage loans ("SBCs")
•Interest income of $27.1 million; net interest income after provision for loan losses of $12.7 million
•Overall cost of funds decreased approximately 18 basis points
•Net income attributable to common stockholders of $6.7 million
•Basic earnings per share (“EPS”) of $0.31
•Taxable income of $0.14 per share
•Book value per share of $15.80 at December 31, 2019
•Collected total cash of $59.4 million, from loan payments, sales of real estate owned ("REO") and investments in debt securities and beneficial interests
•Held $64.3 million of cash and cash equivalents at December 31, 2019; average daily cash balance for the quarter was $66.1 million
•Completed a private capital raise transaction for Gaea Real Estate Corp. ("Gaea") through which Gaea raised $66.3 million in exchange for issuing shares of its common stock. We retained a 23.2% ownership interest in Gaea
•At December 31, 2019, approximately 76% of our portfolio based on UPB had made at least the last 12 out of 12 payments

New York, NY—March 3, 2020 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended December 31, 2019. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. In addition to our continued focus on residential RPLs, we also originate and acquire SBCs secured by multi-family retail/residential and mixed use properties and acquire multi-family retail/residential and mixed use and commercial properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Loan interest income(1,2,3)	$22,095	$23,866	$24,621	$26,557	$26,146
Net interest income	$13,229	$13,406	$12,689	$13,767	$13,439
Earnings from debt securities and beneficial interests(4)	$4,203	$3,322	$3,140	$2,416	$1,155
Total revenue, net(1,5,6)	$13,716	$15,316	$20,703	$15,184	$13,894
Consolidated net income(1)	$7,119	$8,223	$13,626	$8,121	$7,307
Net income per basic share	$0.31	$0.39	$0.67	$0.39	$0.35
Average equity(1)	$368,814	$348,521	$340,470	$336,050	$332,002
Average total assets(1)	$1,556,054	$1,523,956	$1,559,729	$1,587,871	$1,525,759
Average daily cash balance(7)	$66,072	$55,881	$48,907	$59,484	$68,926
Average carrying value of RPLs(1,8)	$1,098,477	$1,121,100	$1,136,133	$1,230,512	$1,226,491
Average carrying value of NPLs(1)	$31,973	$31,447	$35,213	$39,807	$41,438
Average carrying value of SBC loans(8)	$25,002	$27,558	$28,075	$36,181	$35,372
Average carrying value of debt securities and beneficial interests	$245,701	$198,320	$192,129	$135,449	$72,535
Average asset level debt balance(1,9)	$1,068,164	$1,057,536	$1,107,812	$1,127,673	$1,089,285
____________________________________________________________

(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D ("2017-D") and Ajax Mortgage Loan Trust 2018-C ("2018-C"), which are 50% and 37%, respectively, owned by third-party institutional investors.
(2)Loan interest income excludes interest income from debt securities and beneficial interests and bank account balances.
(3)Loan interest income for the quarters ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018 is net of impairments of $0.6 million, $3 thousand, $0.1 million, $0.2 million and $0.8 million, respectively, on our loan pools.
(4)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(5)Total revenue includes net interest income, income from equity method investments and other income.
(6)Total revenue for the quarter ended June 30, 2019 includes approximately $5.2 million net gain from an RPL sale, after adjusting for foregone interest income, reduced interest expense and other loan related expenses.
(7)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(8)The average carrying value of RPLs and the average carrying value of SBCs has been recast for all prior periods to reflect all SBCs in the average carrying value of SBCs. Previously, certain SBCs acquired in accretable loan pools were included in RPLs.
(9)All quarters have been updated to reflect average asset level debt balance from total average debt balance.

Our consolidated net income attributable to common stockholders decreased $1.0 million for the quarter ended December 31, 2019 compared to the quarter ended September 30, 2019 primarily as a result of $0.6 million of impairments on our loan portfolio and lower income from equity method investments offset by lower operating expenses.

Net interest income decreased $0.2 million over the prior quarter primarily driven by a $0.6 million decrease in gross interest income, partially offset by a decrease in interest expense of $0.4 million. Loan interest income decreased $1.8 million during the quarter ended December 31, 2019 due primarily to a reduction in the average balance of our investments in mortgage loans as we increase our investments in our Joint Ventures, as interest income from our Joint Ventures is net of servicing fees. Additionally, we held a high daily cash balance of $66.1 million, and the weighted average yield on our loan portfolio declined as a result of extended durations for our loan portfolio as more borrowers transition from delinquent to current. As of December 31, 2019, approximately 76% of our loan portfolio have made at least the last 12 out of 12 payments, as compared to approximately 13% at the time of purchase.

Interest income from our investments in debt securities and beneficial interests increased by $0.9 million, driven by the increased average balance in our Joint Ventures and, by the recognition of a full quarter’s interest income on our 2019-E joint venture securities, which was created in the third quarter. Our investments in debt securities and beneficial interests which were made in the fourth quarter were on our consolidated balance sheet for a weighted average of 16 days during the quarter and therefore provided minimal benefit to the fourth quarter's earnings.

Our overall cost of funds decreased approximately 18 basis points during the fourth quarter due to our issuance of AAA-rated bonds from our third rated securitization, Ajax Mortgage Loan Trust 2019-F, ("2019-F"), as well as from lower interest rates on our repurchase lines of credit. We expect this trend to continue as we experience decreases in par coupons on new securitized bond issuance, lower repurchase facility costs on loans and Joint Venture interests and decreases in LIBOR and swap spreads.

Our operating expenses for the fourth quarter decreased from the third quarter primarily due to the incentive fee we paid to our Manager, Thetis Asset Management LLC, in the third quarter. We paid no incentive fee to our Manager in the fourth quarter. During the quarter we recorded a $0.2 million charge for the acceleration of deferred issuance costs as a result of the call of our senior bonds from our Ajax Mortgage Loan Trust 2017-A securitization.

We recorded $0.4 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended December 31, 2019 compared to $0.7 million for the quarter ended September 30, 2019. We continue to liquidate our REO properties held-for-sale at a faster rate than we acquire properties, with 25 properties sold in the fourth quarter while nine were added to REO held-for-sale. This had the effect of materially reducing our taxable income during the fourth quarter, as foreclosures generally increase taxable income and REO sales generally reduce taxable income.

In November 2019 we completed a private capital raise transaction for our previously wholly-owned subsidiary, Gaea Real Estate Corp., through which Gaea raised $66.3 million in exchange for the issuance of 4.4 million shares of its common stock to third parties. The proceeds of the offering are expected to be used to acquire additional multi-family, mixed use and triple net lease properties. The transaction resulted in the deconsolidation of Gaea from our consolidated financial statements. We retained a 23.2% ownership interest in Gaea which we will account for using the equity method. As a result, for 39 days of the quarter we received only 23.2% of the income from Gaea as opposed to 100% in previous quarters. Our investment in Gaea is included on our consolidated balance sheet at December 31, 2019 in Investment in affiliates.

During the quarter ended December 31, 2019 we co-invested with third-party institutional investors to form $309.1 million of joint ventures, and retained $60.3 million of varying classes of related securities, to end the quarter with $289.6 million of investments in securities and beneficial interests. The investments in debt securities and beneficial interests made during the fourth quarter were on our balance sheet for a weighted average of only 16 days of the quarter and therefore provided minimal benefit to our earnings for the quarter ended December 31, 2019.  We acquired 20.0% of each class of the securities of Ajax Mortgage Loan Trust 2019-G ("2019-G"), which acquired 870 RPLs and NPLs with UPB of $188.6 million and an aggregate property value of $305.6 million. We also acquired 20.0% of each class of the securities of Ajax Mortgage Loan Trust 2019-H ("2019-H"), which acquired 600 RPLs and NPLs with UPB of $120.5 million and an aggregate property value of $223.3 million. Based on the structure of the transactions we do not consolidate 2019-G or 2019-H under U.S. Generally Accepted Accounting Principles ("U.S. GAAP"). Interest income from our investments in debt securities and beneficial interests issued by our non-consolidated joint ventures is recognized by us net of servicing fees, which are incurred, instead, by each joint venture.  This is different than our investments in mortgage loans where interest income is recognized on a gross basis with the offsetting servicing fee recorded as expense in a separate income statement line.

We acquired $6.2 million of RPLs and $5.7 million of NPLs with an aggregate UPB of $6.9 million and $6.7 million, respectively, and underlying collateral values of $10.2 million and $9.2 million, respectively, during the quarter ended December 31, 2019. We also originated one SBC loan with UPB of $0.6 million that represented 88.6% of the underlying collateral value of $0.7 million. These loans were acquired and included on our consolidated balance sheet for a weighted average of 30 days of the quarter. We ended the quarter with $1.2 billion of mortgage loans with an aggregate UPB of $1.3 billion.

During the quarter we completed our third rated securitization, 2019-F, which closed on November 25, 2019 with an aggregate of $110.1 million of AAA-rated senior securities and $60.7 million of subordinated securities issued with respect to $170.8 million of mortgage loans. The AAA-rated senior securities have a fixed coupon of 2.86%. We also sold the AA- and A-rated securities of 2019-F, representing 10.3% of UPB, to third-party institutional investors. We own 100% of the equity in 2019-F and consolidate it under U.S. GAAP.

We collected $59.4 million of cash during the quarter as a result of loan payments, loan payoffs, sales of REO and cash collections on our securities portfolio to end the fourth quarter with $64.3 million in cash and cash equivalents. Our average cash balance during the quarter as $66.1 million.

The following table provides an overview of our portfolio at December 31, 2019 ($ in thousands):

No. of loans	6,184	Weighted average LTV(5)	83.5%
Total UPB(1)	$1,268,126	Weighted average remaining term (months)	311
Interest-bearing balance	$1,190,917	No. of first liens	6,124
Deferred balance(2)	$77,209	No. of second liens	60
Market value of collateral(3)	$1,783,856	No. of rental properties	10
Price/total UPB	82.9%	Capital invested in rental properties	$1,591
Price/market value of collateral	61.9%	No. of REO held-for-sale	58
Re-performing loans	95.3%	Market value of REO held-for-sale(6)	$13,987
Non-performing loans	2.7%	Carrying value of debt securities and beneficial interests in trusts	$288,362
Small-balance commercial loans(4)	2.0%	Loans with 12 for 12 payments as an approximate percentage of UPB(7)	76.0%
Weighted average coupon	4.55%	Loans with 24 for 24 payments as an approximate percentage of UPB(8)	64.0%
___________________________________________________________

(1)Our loan portfolio consists of fixed rate (52.8% of UPB), ARM (9.5% of UPB) and Hybrid ARM (37.7% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of date of acquisition.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of December 31, 2019 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events
Since quarter end, we have acquired 27 residential RPLs with aggregate UPB of $2.2 million in two transactions from two sellers for our own account. The RPLs were acquired at 63.8% of UPB and 37.7% of the estimated market value of the underlying collateral of $3.7 million.

Also expected to close in the first quarter of 2020 are acquisitions that went under contract in February and March, 2020 of 1,943 RPLs for an aggregate purchase price of $309.3 million, 334 NPLs, for an aggregate purchase price of $81.5 million, and the acquisition of two SBCs for a purchase price of $3.2 million. The purchase price of the RPLs equals 91.5% of UPB and 66.0% of the estimated market value of the underlying collateral of $469.0 million. The purchase price of the NPLs equals 77.0% of UPB and 60.5% of the underlying collateral of $134.6 million. The purchase price of the SBCs equals 100% of UPB and 52.4% of the underlying collateral of $6.2 million. The majority of these loans is expected to be acquired through joint ventures with third party institutional investors.

On January 1, 2020, we adopted the Current Expected Credit Losses accounting standard ("CECL") as promulgated under ASU 2016-13, Financial Instruments - Credit Losses, and related amendments. Under CECL we expect to record a reclassification between the non-accretable yield portion of loan discount and allowance for credit impaired loans which will have no effect on our balance sheet presentation or on consolidated equity. We do not consider this transition adjustment to be material to our financial position or previously reported statements. During subsequent periods this allowance for credit losses will be adjusted either upward or downward for expected changes in future credit losses based on expected cash flows. These changes to the reserve will be recognized in our current period income. Historically, only reductions in expected cash flows were recognized in the current period earnings, while increases in expected cash flows were recognized prospectively over the remaining expected lives of the loan pools.

On February 25, 2020, our Board of Directors declared a dividend of $0.32 per share, to be paid on March 27, 2020 to stockholders of record as of March 17, 2020.

On February 28, 2020, our Board of Directors approved a stock buyback of up to $25.0 million of our common shares. The amount and timing of any repurchases will depend on a number of factors, including but not limited to the price and availability of our common shares, trading volume and general circumstances and market conditions.

Conference Call
Great Ajax Corp. will host a conference call at 5:00 p.m. EST, Tuesday, March 3, 2020 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.
Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2019 when filed with the SEC. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$27,113	$27,723	$28,128	$29,452
Interest expense	(13,884)	(14,317)	(15,439)	(15,685)
Net interest income	13,229	13,406	12,689	13,767
Provision for loan losses	(561)	(3)	(85)	(154)
Net interest income after provision for loan losses	12,668	13,403	12,604	13,613

Income from equity method investments	31	583	257	461
Gain on sale of mortgage loans	—	109	7,014	—
Other income	1,017	1,221	828	1,110
Total income	13,716	15,316	20,703	15,184

EXPENSE:
Related party expense - loan servicing fees	2,156	2,197	2,274	2,506
Related party expense - management fee	1,801	2,215	1,652	1,688
Loan transaction expense	16	52	191	69
Professional fees	608	446	634	862
Real estate operating expense	796	1,216	887	786
Other expense	985	940	1,219	1,081
Total expense	6,362	7,066	6,857	6,992
Loss on debt extinguishment	247	—	182	—
Income before provision for income tax	7,107	8,250	13,664	8,192
Provision for income tax (benefit)	(12)	27	38	71
Consolidated net income	7,119	8,223	13,626	8,121
Less: consolidated net income attributable to non-controlling interests	462	532	599	791
Consolidated net income attributable to common stockholders	$6,657	$7,691	$13,027	$7,330
Basic earnings per common share	$0.31	$0.39	$0.67	$0.39
Diluted earnings per common share	$0.31	$0.36	$0.56	$0.36

Weighted average shares – basic	21,083,719	19,751,142	19,169,941	18,811,713
Weighted average shares – diluted	29,487,273	28,200,653	27,732,587	27,829,448

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$64,343	$55,146
Cash held in trust	20	24
Mortgage loans, net(1,4)	1,151,469	1,310,873
Property held-for-sale, net(2)	13,537	19,402
Rental property, net	1,534	17,635
Investments at fair value	231,685	146,811
Investments in beneficial interests	57,954	22,086
Receivable from servicer	17,013	14,587
Investments in affiliates	29,649	8,653
Prepaid expenses and other assets	9,637	7,654
Total assets	$1,576,841	$1,602,871

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,3,4)	$652,747	$610,199
Borrowings under repurchase transactions	414,114	534,089
Convertible senior notes, net(3)	118,784	117,525
Management fee payable	1,634	881
Accrued expenses and other liabilities	5,478	5,898
Total liabilities	1,192,757	1,268,592

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock $0.01 par value; 125,000,000 shares authorized, 22,142,143 shares at December 31, 2019 and 18,909,874 shares at December 31, 2018 issued and outstanding	222	189
Additional paid-in capital	309,395	260,427
Treasury stock	(458)	(270)
Retained earnings	49,446	41,063
Accumulated other comprehensive income/(loss)	1,277	(575)
Equity attributable to stockholders	359,882	300,834
Non-controlling interests(5)	24,202	33,445
Total equity	384,084	334,279
Total liabilities and equity	$1,576,841	$1,602,871
___________________________________________________________
(1)Mortgage loans, net include $908.6 million and $897.8 million of loans at December 31, 2019 and December 31, 2018, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans, net include $2.0 million and $1.2 million of allowance for loan losses at December 31, 2019 and December 31, 2018, respectively.
(2)Property held-for-sale, net, includes valuation allowances of $1.8 million and $1.8 million at December 31, 2019 and December 31, 2018, respectively.
(3)Secured borrowings and convertible senior notes are presented net of deferred issuance costs.
(4)As of December 31, 2019, balances for Mortgage loans, net includes $341.8 million and Secured borrowings, net of deferred costs includes $284.8 million from the 50.0% and 63.0% owned joint ventures. As of December 31, 2018, balances for Mortgage loans, net includes $377.0 million and Secured borrowings, net of deferred costs includes $231.9 million from 50.0% and 63.0% owned joint ventures, all of which we consolidate under U.S. GAAP.

(5)Non-controlling interests includes $22.4 million at December 31, 2019, from 50.0% and 63.0% owned joint ventures. Non-controlling interests includes $20.4 million at December 31, 2018, from 50.0% and 63.0% owned joint ventures, all of which we consolidate under U.S. GAAP.